U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2007

VSURANCE, INC.

(Exact name of registrant as specified in charter)

Nevada	333-132028	13-4303483
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

540 N. Golden Circle, Suite 304,
Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 501-372-4443

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms “we”, “us”, “our”, “our company” or “VSUR” refer to Vsurance, Inc., a Nevada corporation.

Item 8.01.	Other Events.

Effective as of August 14, 2007, the Company’s issued and outstanding shares of common stock were reversed on a one-for-eighty (1:80) basis. As a result, the number of the Company’s issued and outstanding was reduced from 66,109,190 shares to 826,365 shares. In addition, the Company effected a reverse stock split of the Company’s Class A Preferred Stock and Class B Preferred Stock by way of a one-for-sixty-five (1:65) reverse stock split, and the Company effected a reverse stock split of the Company’s Class C Preferred Stock by way of a one-for-five (1:5) reverse stock split. Subsequently, the holders of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock converted their interests to common stock. The reverse stock split and conversion of all the shares of Preferred Stock increased the number of shares of the Company’s common stock to 65,200,258 shares of common stock issued and outstanding.

In addition, the Board of Directors approved the authorization of 100,000 shares of a Series D Preferred Stock. Each share of the Series D Preferred Stock D shall have 2,750 votes on all matters presented to be voted by the holders of common stock but is not convertible to common stock. A copy of the rights and preferences of the Series D Preferred Stock is attached hereto as Exhibit 4.1

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

4.1	Certificate of Designation of Preferences, Rights And Limitations of Series D Preferred Stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2007

VSURANCE, INC.

/s/ W. RUSSELL SMITH, III
W. Russell Smith, III
CEO

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Exhibit Index

Exhibit No.	Description
4.1	Certificate of Designation of Preferences, Rights And Limitations of Series D Preferred Stock.

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